Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 2-81353) of Center Bancorp, Inc. of our report dated July 8, 2008, with respect to the 2007 financial statements and schedule of The Union Center National Bank 401(k) Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Beard Miller Company LLP
Reading, Pennsylvania
July 8, 2008